EXHIBIT 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2016 YEAR END RESULTS

PARK CITY, Utah, Nov 17, 2016/PRNewswire/-Nutraceutical International Corporation (NASDAQ: NUTR) today reported results for the fiscal 2016 fourth quarter ended September 30, 2016. Net sales for the fiscal 2016 fourth quarter were $56.7 million, compared to $53.6 million for the same quarter of fiscal 2015. For the fourth quarter of fiscal 2016, net income was $3.8 million, or $0.41 diluted earnings per share, compared to net income of $3.4 million, or $0.35 diluted earnings per share, for the same quarter of fiscal 2015. Net income for the fourth quarter of fiscal 2015 included non-cash intangible asset impairment charges related to certain tradenames of $1.1 million, net of tax, or $0.12 per diluted share.
Net sales for the fiscal year ended September 30, 2016 were $233.0 million, compared to $216.5 million for fiscal 2015. For the fiscal year ended September 30, 2016, net income was $18.7 million, or $2.00 diluted earnings per share, compared to net income of $15.3 million, or $1.59 diluted earnings per share (including the intangible asset impairment charges), for fiscal 2015.
Operating cash flow for the fiscal year ended September 30, 2016 was $32.8 million, compared to $25.0 million for the same period of fiscal 2015. The operating cash flow for the fiscal year ended September 30, 2016, combined with net borrowings of $12.0 million, was primarily used to invest $26.2 million in acquisitions of natural product businesses, $9.0 million in purchases of property, plant and equipment and $7.5 million in purchases of common stock for treasury.
Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2016 net sales grew by $16.5 million, or 7.6%, primarily as a result of the Dynamic Health and Aubrey Organics acquisitions that were completed in the first two quarters of the fiscal year. Fiscal 2016 net income increased by $3.4 million, or 22.2%, and Adjusted EBITDA increased by $4.5 million, or 11.6%, to $43.4 million. We are optimistic that these acquisitions will continue to contribute during fiscal 2017. We continue to pursue potential acquisitions as a core component of our business strategy.”
Mr. Gay continued, “Our strong cash flows and banking relationships should enable management to continue to acquire new brands to strengthen our presence on retailer shelves, purchase stock on the open market-- depending on market conditions--and invest capital into our business. During fiscal 2017, management will focus on reducing raw material costs, consolidating facilities and lowering operating costs by reducing controllable expenses and improving operational efficiencies. We continue to develop new products and enhanced product formulations to increase our presence in the healthy foods channel. We have an exceptional marketing and sales organization and additional programs are being developed to motivate our customers and consumers. We appreciate the trust and confidence our customers, employees and stockholders have placed in us.”
ABOUT NUTRACEUTICAL
We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.
We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health®, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis®, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals®.
We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s™. We also own health food stores, which operate under various trade names, including Fresh Vitamins™ and Peachtree Natural Foods®.
            We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as "believe," "expects," "plan," "intend," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types; (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control. Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	September 30, 2016	September 30, 2015
Assets
Current assets, net	$93,866	$86,215
Property, plant and equipment, net	83,048	77,645
Goodwill	30,925	24,384
Other non-current assets, net	28,016	24,205
	$235,855	$212,449
Liabilities and Stockholders' Equity
Current liabilities	$20,165	$20,528
Long-term liabilities	43,700	31,674
Stockholders' equity	171,990	160,247
	$235,855	$212,449

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Net sales	$56,701	$53,649	$232,988	$216,479
Cost of sales	28,509	26,962	114,939	110,255
Gross profit	28,192	26,687	118,049	106,224
Operating expenses
Selling, general and administrative	20,929	18,852	84,945	77,256
Amortization of intangible assets	959	680	3,927	2,869
Impairment of intangible assets	—	1,810	—	1,810
Income from operations	6,304	5,345	29,177	24,289
Interest and other expense, net	330	224	1,252	1,051
Income before provision for income taxes	5,974	5,121	27,925	23,238
Provision for income taxes	2,204	1,747	9,267	7,967
Net income	$3,770	$3,374	$18,658	$15,271
Net income per common share
Basic	$0.41	$0.35	$2.00	$1.59
Diluted	0.41	0.35	2.00	1.59
Weighted average common shares outstanding
Basic	9,211,700	9,519,598	9,345,754	9,588,838
Diluted	9,211,700	9,520,425	9,345,754	9,592,734

NUTRACEUTICAL INTERNATIONAL CORPORATION
ADJUSTED EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015

Net income	$3,770	$3,374	$18,658	$15,271
Provision for income taxes	2,204	1,747	9,267	7,967
Interest and other expense, net (1)	330	224	1,252	1,051
Depreciation and amortization	3,609	3,063	14,208	12,765
Impairment of intangible assets (2)	—	1,810	—	1,810
Adjusted EBITDA	$9,913	$10,218	$43,385	$38,864

(1)	Includes amortization of deferred financing fees.

(2)	Non-cash intangible asset impairment charges of $1,810 related to certain tradenames were recorded for the three months and twelve months ended September 30, 2015.

Non-GAAP Financial Measures
Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments. We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance. Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation. Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.